4th GRADE FILMS INKS DISTRIBUTION DEAL WITH VANGUARD CINEMA

Los Angeles, California – March 22, 2010 – 4th Grade Films, Inc. (OTCBB: FHGR-News) has signed a distribution agreement for the Company’s feature film, Four Stories of St. Julian, with Vanguard Cinema.

Vanguard has the exclusive right to distribute the film in all DVD, digital and television markets in the United States, Puerto Rico, and Canada. “Four Stories of St. Julian is a unique and well made film showcasing strong new talent, we look forward to having it on our 2010 slate,” said Freyr Thor, CEO Vanguard Cinema.

Vanguard Cinema is the 6th largest Direct to DVD Release Studio in the United States. “We’re excited to sign with a distributor that has the reputation and experience of Vanguard,” remarked Shane Thueson, Vice President of 4th Grade Films.

About 4th Grade Films, Inc.

4th Grade Films is an independent production company, engaged in developing content, securing financing, producing, marketing, and distributing independent films. Four Stories of St. Julian is a real-time, single location, thriller which unfolds entirely within the elevator of St. Julian, a decrepit, inner-city building. The film has received accolades from a number of international film festivals.

About Vanguard International Cinema

Vanguard has been at the forefront of digital media adaptation, and was the first independent studio to sign a digital agreement with Hewlett Packard. Vanguard represents the best films of independent filmmakers from the US and around the world, films with exemplary creative talent and skills, with critical acclaim and festival awards.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended June 30, 2009 and Form 10-Q for the three months ended December 31, 2009, as filed with the Securities and Exchange Commission.

Contact Information:
James Doolin, President
4th Grade Films, Inc.
(801) 649-3519
james@saintjulian.com